Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

CELGENE CORPORATION,

STRIX CORPORATION

and

RECEPTOS, INC.

Dated as of July 14, 2015

-i-

TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 14, 2015 by and among Celgene Corporation, a Delaware corporation (“Parent”), Strix Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and Receptos, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (other than the Cancelled Company Shares), at a price of $232.00 per Company Share, net to the holder thereof, subject to reduction for any applicable withholding Taxes payable in respect thereof, in cash (such amount, or any different amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is not tendered and accepted pursuant to the Offer (other than Cancelled Company Shares and Dissenting Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders to enter into, and approved and declared advisable, this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Acquisition Sub pursuant to the Offer;

WHEREAS, the Board of Directors of each of Parent and Acquisition Sub have (i) approved and declared advisable this Agreement, and (ii) approved the execution and delivery by Parent and Acquisition Sub, respectively, of this Agreement, the performance by Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein;

WHEREAS, as an inducement and condition to Parent entering into this Agreement, certain stockholders of the Company are entering into a tender and support agreement with Parent and Acquisition Sub simultaneously with the execution of this Agreement in substantially the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to tender the Company Shares held by them in the Offer and support the actions necessary to consummate the Merger; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, and which contains customary provisions that require any counter-party(ies) thereto (and any of its (their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its (their) representatives named therein), and shall contain such other terms that are, in the aggregate, no less favorable to the Company than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder.

“Acceptance Time” shall mean the date and time of the initial irrevocable acceptance for payment by Acquisition Sub of Shares pursuant to and subject to the conditions of the Offer.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) relating to an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (i) any purchase from, or acquisition by, any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or its Subsidiaries (A) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Company Common Stock representing more than twenty percent (20%) of the voting power of the surviving entity after giving effect to the consummation of such transaction or (B) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold Company Common Stock representing less than eighty percent (80%) of the voting power of the surviving entity after giving effect to the consummation of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of the assets of the Company or its Subsidiaries on a consolidated basis determined on a book-value basis, it being understood that voting securities of any Subsidiaries of the Company are to be deemed assets of the Company; (iv) any license, collaboration, co-marketing or similar arrangement with any third party in respect of any of the Company Products listed on Section 1.1(a) of the Company Disclosure Letter; or (v) any liquidation or dissolution of the Company; provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the Board of Directors of the Company.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned, used or held for use in, the operation of the Company’s and its Subsidiaries’ respective businesses.

“Company Material Adverse Effect” shall mean any change, condition, occurrence, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, to the extent such Changes do not disproportionately affect the Company and its Subsidiaries in any material respect relative to other companies operating in any industry or industries in which the Company and its Subsidiaries operate in the events of (i) through (vi):

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of, or the compliance with the express terms of, this Agreement, or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, (B) any departure or termination of any officers, directors, employees or independent contractors of the Company or its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners;

(viii) data derived from clinical trials being conducted by or on behalf of the Company or its Subsidiaries or the announcements thereof (but not, in each case, the underlying cause of such data to the extent such cause relates to any Serious Adverse Event);

(ix) any determination by, or delay of a determination by, the FDA or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, or any indication that any such entity, panel or body will make any determination or delay in making any determination, with respect to the approvability, labeling, contents of package insert, prescribing information, risk management profile, CMC matters, pre-approval inspection matters or requirements relating to the results of any pre-clinical or clinical testing sponsored by the Company, any of its competitors or any of their respective collaboration partners (but not, in each case, the underlying cause of such determination or delay of a determination to the extent such cause relates to any Serious Adverse Event);

(x) any recommendations or statements published or proposed by any professional medical organization, Governmental Authority or panel or advisory body empowered or appointed thereby, relating to products or product candidates of the Company or any of its competitors (but not, in each case, the underlying cause of such recommendations or statements to the extent such cause relates to any Serious Adverse Event);

(xi) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which an officer of Parent has consented, or which an officer of Parent has requested, or the taking of any action required by the express terms of this Agreement, or the failure to take any action prohibited by the express terms of this Agreement;

(xii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or

(xiii) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Company Options” shall mean any options to purchase Company Shares outstanding under the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Product” shall mean any pharmaceutical product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries and that is owned by, licensed to, or otherwise used in the business of, the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has the right to receive payment.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Restricted Shares” shall mean any outstanding restricted Company Shares awarded pursuant to any Company Stock Plans.

“Company RSU Award” shall mean any award of restricted stock units outstanding under the Company Stock Plans.

“Company Stock Plans” shall mean the 2008 Stock Plan, as amended, and the 2013 Stock Incentive Plan.

“Company Stockholders” shall mean holders of Company Shares in their capacity as such.

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, agreement, arrangement, commitment, obligation, understanding, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument, whether written or oral.

“Data Room” shall mean that certain electronic datasite maintained by Merrill Corporation under the project name “Receptos” in connection with the transactions contemplated by this Agreement as in effect at 4:00 p.m. (Eastern) on the date hereof.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Domain Names” shall mean domain names and uniform resource locators.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business (whether or not incorporated), any other entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business (whether or not incorporated), or that is a member of the same “controlled group” as the first entity, trade or business (whether or not incorporated) pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“Financing” shall mean any debt or equity financing or financings in connection with the transactions contemplated by this Agreement, including any offering or private placement of debt securities or borrowing of loans and any related engagement letter and including any credit facilities or capital markets debt financing or equity or equity-related offerings.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with any Financing, including the parties to any commitment letter or engagement letter in respect of any Financing or to any joinder agreements, indentures, credit agreements or other agreements entered pursuant thereto or relating thereto, together with their Affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Law” shall mean all Laws relating in any way to patient care and human health and safety, including such Laws pertaining to: (i) the research, development, testing, production, manufacturing, marketing, transfer, distribution and sale of drugs, including the United States Food, Drug and Cosmetic Act; (ii) the reimbursement and payment for drugs, including any United States federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), and arrangements between providers of health care products or services that are paid for by any Governmental Authority or other Person, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (iii) the privacy and security of patient-identifying health care information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) and (vi) the regulations promulgated under each of the foregoing and similar applicable Laws of other Governmental Authorities.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“IND” shall mean an application submitted to any Governmental Authority to initiate human clinical investigations or trials with respect to a product or therapy, including (i) an investigational new drug application or any successor application or procedure filed with the FDA, or any foreign equivalent thereof, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, software and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product or service or to indicate a form of certification, including logos, product designs and product features (“Trademarks”); (iv) trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, product specifications, data, algorithms, compositions, layouts, methodologies, ideas, research and development and confidential information (including technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (“Know-How”); (v) software (including source code, executable code, systems, network tools, data, databases, firmware and related documentation) (“Software”); (vi) Domain Names; (vii) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; and (viii) instantiations of any of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean all U.S. and foreign common law and statutory rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common law or statutory regime, including copyrights; (ii) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common law or statutory regime, including patents, utility models and inventors’ certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof ; (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act or analogous foreign common law or statutory regime; (iv) rights in, arising out of, or associated with Know-How, including rights granted under the Uniform Trade Secrets Act or analogous foreign common law or statutory regime; (v) rights in, arising out of, or associated with Software; and (vi) all U.S. and foreign common law and statutory rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an event, change, effect, fact, condition, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Company Board prior to the date of this Agreement, which event, change, effect, fact, condition, circumstance, development or occurrence becomes known to the Company Board prior to the Acceptance Time and does not involve or relate to any Acquisition Proposal, fluctuation in the market price or trading volume of the Company Shares, in and of itself, or any results of any clinical trials.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter, after reasonable inquiry under the circumstances.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (i) civil, criminal or administrative actions, suits, claims or charges, or (ii) litigations, arbitrations, oppositions, interferences,

reexaminations, investigations or other proceedings, in each of (i) and (ii) before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of way, easement, right of first or last offer, preemptive right or other restriction of similar nature (including any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean The NASDAQ Global Market.

“Order” shall mean any order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case that do not materially adversely impact the current use of the affected property; (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company Form 10-K; (v) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially adversely interfere with the present use of the subject assets of the Company and its Subsidiaries, taken as a whole; (vi) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (vii) with respect to leased or licensed personal property or Intellectual Property, the written terms and conditions of the lease or license applicable thereto to the extent made available to Parent; and (viii) Liens described in Section 1.1(b) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Regulatory Condition” shall mean the conditions to the consummation of the Offer set forth in Annex A related to approvals under the HSR Act.

“Release” shall mean release, spill, emission, discharge, leaking, pouring, dumping, emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, controlled Affiliates, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), and other authorized agents or representatives retained by such Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Serious Adverse Event” shall mean an adverse event that would require a report to the FDA pursuant to 21 C.F.R. 312.32(c)(1) or 21 C.F.R. 312.32(c)(2), or any foreign equivalent thereof.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal for an Acquisition Transaction made after the date hereof on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal deemed relevant by the Company Board, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any Modified Terms proposed by Parent and Acquisition Sub in response to such proposal or otherwise, to be more favorable to the Company Stockholders from a financial point of view than the terms of the Merger and reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to (i) “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than eighty percent (80%)” and (ii) “less than eighty percent (80%)” shall be deemed to be references to “less than twenty percent (20%).”

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty or addition to tax imposed by any Governmental Authority, whether disputed or not.

“Tax Return” shall mean any report, declaration, return, information return, claim for refund, or statement required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof and any documents with respect to the extension of time to file any of the foregoing.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Accepted Company Shares	3.7(a)(ii)

Acquisition Sub	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)
Anniversary Date	3.7(d)
Cancelled Company Shares	3.7(a)(ii)
Capitalization Date	4.2(a)
Certificate of Merger	3.2
Certificates	3.8(c)
Change	1.1
Change of Recommendation Notice	7.4(b)(ii)
Changes	1.1
Closing	3.3
Closing Date	3.3
COBRA	4.10(d)
Company	Preamble
Company Board Recommendation	7.4(a)
Company Board Recommendation Change	7.4(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Financial Advisor	4.9
Company Form 10-K	Article IV
Company Plans	7.10(b)
Company SEC Reports	4.6(a)
Company Securities	4.2(c)
Company Shares	Recitals
Company Systems	4.15(h)
Company Termination Fee	9.4(b)(i)
Competing Acquisition Transaction	9.4(b)(i)
Confidentiality Agreement	10.4
Current Company D&O Insurance	7.9(c)
DGCL	Recitals
Disclosed Transaction	9.4(b)
Dissenting Company Shares	3.7(c)(i)
Effective Time	3.2
Environmental Permits	4.14(b)
Exchange Fund	3.8(b)
Expiration Time	2.1(d)(i)
FDA Permits	4.18(b)
Indemnified Persons	7.9(a)
Inventions	1.1
Know-How	1.1
Leased Real Property	4.16(b)
Material Contract	4.17

Maximum Annual Premium	7.9(c)
Merger	Recitals
Merger Consideration	3.7(a)(i)
Minimum Condition	2.1(a)(i)
Modified Terms	7.4(b)
Multiemployer Plan	4.10(c)
New Plans	7.10(b)
Offer	Recitals
Offer Documents	2.1(g)(i)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Option Consideration	3.7(d)
Parent	Preamble
Parent Termination Fee	9.4(c)
Patent Rights	1.1
Payment Agent	3.8(a)
Plan	4.10(a)
Real Property Leases	4.16(b)
Restraint	8.1(b)
Restricted Share Consideration	3.7(a)(i)
RSU Consideration	3.7(e)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(g)(i)
Software	1.1
Stockholder List Date	2.2(c)
Subsidiary Securities	4.2(d)
Support Agreement	Recitals
Surviving Corporation	3.1
Termination Date	9.1(b)
Trademarks	1.1
Uncertificated Shares	3.8(c)
Works of Authorship	1.1

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to “$” and “dollars” are to the currency of the United States of America.

(g) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(h) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j) For purposes of this Agreement, only information that was posted in the Data Room will be deemed to have been “made available” by the Company to Parent.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the Company Shares (other than the Cancelled Company Shares) at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company

Stockholders and contains the terms and conditions set forth in this Agreement and in Annex A. Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares (not including Company Shares tendered pursuant to guaranteed delivery procedures unless and until the Company Shares tendered pursuant to guaranteed delivery procedures are actually “received” (as such term is defined in Section 251(h)(6)(d) of the DGCL) in accordance with the terms of the Offer) that, together with the Company Shares then owned by Acquisition Sub (if any), represents at least a majority of all then outstanding Company Shares; and

(ii) the other conditions set forth in Annex A, as such conditions may be modified in accordance with this Agreement.

(b) Waiver of Conditions. Acquisition Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole and absolute discretion, Acquisition Sub may not (and Parent shall not permit Acquisition Sub to) (i) waive the Minimum Condition, the condition set forth in clause (A) of Annex A, or the condition set forth in clause (C)(1) of Annex A, or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, other than in the manner required by Section 2.1(c), (C) extends the Offer, other than in a manner required or permitted by the provisions of Section 2.1(d), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) modifies the conditions set forth in Annex A or (F) amends any other term or condition of the Offer in any manner that is adverse to the holders of Company Shares.

(c) Adjustments to the Offer Price. Subject to the terms of this Agreement, the Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Acceptance Time.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) Business Days after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (as such date and time may be extended, the “Expiration Time”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement, unless this Agreement has been terminated in accordance with its terms:

(A) Acquisition Sub shall extend the Offer for the minimum period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case that is applicable to the Offer;

(B) in the event that any of the conditions to the Offer set forth on Annex A, other than the Minimum Condition, are not satisfied or waived (if permitted hereunder) as of any then scheduled expiration of the Offer, Acquisition Sub may (and, if requested by the Company, shall) extend the Offer for successive extension periods of up to fifteen (15) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer; provided, however, that Acquisition Sub shall be required to extend the Offer pursuant to this clause (B) only if such condition or conditions are capable of being satisfied on or before the Termination Date; and

(C) in the event that all of the conditions to the Offer set forth on Annex A have been satisfied or waived (if permitted hereunder), except that the Minimum Condition has not been satisfied, as of any then scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for an extension period of ten (10) Business Days (or any longer period as may be approved in advance by the Company), it being understood and agreed that Acquisition Sub shall not be required to extend the Offer pursuant to this clause (C) on more than two (2) occasions, but may, in its sole and absolute discretion, elect to do so;

provided, however, that the foregoing clauses (A), (B) or (C) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article IX.

(iii) Neither Parent nor Acquisition Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer without the prior written consent of the Company or unless this Agreement is validly terminated in accordance with Article IX, in which case Acquisition Sub shall (and Parent shall cause Acquisition Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(e) Payment for Company Shares. On the terms and subject to the satisfaction or waiver by Acquisition Sub of the conditions set forth in this Agreement and the Offer as of the Expiration Time, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the Expiration Time (as it may be extended in accordance with Section 2.1(d)(ii)). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Acquisition Sub shall not accept for payment or pay for any Company Shares if, as a result, Acquisition Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any withholding Taxes payable in respect thereof pursuant to applicable Law. The Company shall register the transfer of Company Shares accepted for payment effective immediately after the Acceptance Time; provided that Acquisition Sub pays for such Company Shares concurrently with such transfer.

(f) Subsequent Offering Period. Subject to the last sentence of this Section 2.1(f), Acquisition Sub may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 promulgated under the Exchange Act) of not less than three (3) nor more than twenty (20) Business Days immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered during the “subsequent offering period” promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after any such Company Shares are validly tendered during the “subsequent offering period.” Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase during such “subsequent offering period.” The Offer Price payable in respect of each Company Share that is validly tendered during the “subsequent offering period” shall be paid net to the holder thereof in cash, subject to reduction for any withholding Taxes payable in respect thereof pursuant to applicable Law. Notwithstanding anything to the contrary set forth in this Agreement, Acquisition Sub shall not (and Parent shall cause Acquisition Sub not to) commence any “subsequent offering period” after the Acceptance Time if the Merger can be effected pursuant to Section 251(h) of the DGCL.

(g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Acquisition Sub shall:

(i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other required or customary ancillary documents, in each case, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by applicable Law (including the Exchange Act).

(h) Parent and Acquisition Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. Subject to the provisions of Section 7.4, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) and Section 7.4(a) that relate to the Offer. The Company shall furnish in writing to Parent and Acquisition Sub all information concerning the Company and its Subsidiaries that is required by applicable Laws or reasonably requested by Parent or Acquisition Sub to be included in the Schedule TO or the Offer Documents so as to enable Parent and Acquisition Sub to comply with their obligations under this Section 2.1(h). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Laws. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other representatives for use in the Schedule TO or the Offer Documents if and to the extent such information shall have become false or misleading in any material respect. Parent and Acquisition Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ. Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Acquisition Sub shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Acquisition Sub or their counsel may receive from the SEC or any other Governmental Authority or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Authority or its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Acquisition Sub shall consider reasonably and in good faith).

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Acquisition Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously:

(i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, the Company and its stockholders;

(ii) assuming the accuracy of the representations in Section 5.6, taken as of the date hereof, and determined to take at all times on or prior to the Effective Time, all actions so that the restrictions contained in Section 203 of the DGCL applicable to “business combinations” (as defined in Section 203(c) of the DGCL) are and will be inapplicable to the execution, delivery and performance of this Agreement and the Support Agreement, and to the consummation of the Offer, the Merger and the other transactions contemplated thereby;

(iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein; and

(iv) resolved to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Acquisition Sub pursuant to the Offer; provided, however, that such recommendation may be withheld, withdrawn, amended or modified solely in accordance with the terms of this Agreement.

The Company hereby represents and warrants to Parent and Acquisition Sub that none of the foregoing resolutions of the Company Board have been amended, rescinded or modified as of the date hereof. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with this

Agreement, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, concurrently with the filing by Parent and Acquisition Sub of the Schedule TO and the Offer Documents or as soon as reasonably practicable thereafter, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, except as provided in Section 7.4(b), the Company Board Recommendation and a notice of appraisal rights in accordance with Section 262 of the DGCL and (ii) take all steps necessary to disseminate the Schedule 14D-9 to the Company Stockholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable U.S. federal securities Laws. Prior to such filing and dissemination, the Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares together with the Offer Documents. Each of Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub that is required by applicable Laws or reasonably requested by the Company to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Acquisition Sub and their counsel to review and comment on any such response, which comments the Company shall consider reasonably and in good faith).

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Acquisition Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions) (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Merger and only in the manner provided in this Agreement; and

(iii) if (A) this Agreement shall be terminated pursuant to Article IX, and (B) Parent and Acquisition Sub shall withdraw the Offer, promptly return (and shall use their respective reasonable best efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Merger shall be effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the Acceptance Time. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”)

with the Secretary of State of the State of Delaware (the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Acquisition Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.9(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read in the form attached hereto as Exhibit B, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 7.9(a)).

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.9(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 7.9(a)).

3.6 Directors and Officers.

(a) Directors. The parties hereto shall take all necessary action to cause the directors of Acquisition Sub immediately prior to the Effective Time to be, effective as of the Effective Time, appointed as the sole members of the board of directors of the Surviving

Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b) Officers. The parties hereto shall take all necessary action to cause the individuals designated by Parent to be, effective as of the Effective Time, appointed as the sole officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (including each Company Restricted Share, but excluding (A) Cancelled Company Shares, (B) Accepted Company Shares and (C) any Dissenting Company Shares) shall be automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10). Notwithstanding the foregoing, within three (3) Business Days after the Closing, with respect to each Company Restricted Share outstanding immediately prior to the Effective Time, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to the holders of such Company Restricted Shares, the applicable Merger Consideration (such consideration, in the aggregate, the “Restricted Share Consideration”), less any applicable withholding Taxes payable in respect thereof, as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

(ii) Excluded Company Common Stock. Each share of Company Common Stock (A) owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the commencement of the Offer (“Cancelled Company Shares”), or (B) irrevocably accepted for purchase pursuant to the Offer (“Accepted Company Shares”), shall be cancelled and extinguished without any conversion thereof or further consideration paid therefor.

(iii) Capital Stock of Acquisition Sub. Each share of common stock, par value $0.01 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. Subject to the terms of this Agreement, the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a), but instead will be entitled to only such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Company Shares, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 3.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Options. At the Effective Time, each outstanding Company Option, whether vested or unvested or exercisable or unexercisable under the Company Stock

Plans, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest), an amount in cash (such consideration, in the aggregate, the “Option Consideration”), less applicable Tax withholdings, equal to (i) for each Company Option that is vested and exercisable as of the Effective Time, the product of (A) the excess, if any, of (1) the Offer Price over (2) the exercise price per share of such Company Option, and (B) the number of Company Shares underlying such Company Option, payable in a lump sum as soon as reasonably practicable (but no later than the first payroll period) after the Effective Time and (ii) for each Company Option that is not vested as of the Effective Time, an amount in cash equal to the product of (A) the excess, if any, of (1) the Offer Price over (2) the exercise price per share of such Company Option, and (B) the number of Company Shares underlying such Company Option, payable no later than the second payroll period after the applicable vesting date of such former Company Option, provided that such cash amount shall remain subject to the same vesting schedule as in effect immediately before the Effective Time with respect to the unvested former Company Option, and the holder of such former Company Option must remain in service to Parent, the Company, the Surviving Corporation or any of their respective Affiliates through the applicable vesting date to receive payment in respect thereof; provided, further, that (w) to the extent such cash amount remains unvested as of December 31, 2015 (the “Anniversary Date”) and such holder remains in service with Parent, the Company, the Surviving Corporation or any of their respective Affiliates, such amount shall vest on the Anniversary Date, and shall be paid no later than the Anniversary Date or (x) shall vest in full earlier if the former Company Option holder’s service to Parent, the Company, the Surviving Corporation or any of their respective Affiliates terminates without Cause (as defined below), for Good Reason (as defined below) or due to such holder’s death or disability, in any case, prior to the Anniversary Date, in which case payment of the then-unvested cash amounts herein shall be made by no later than the second payroll period after the date of such termination of employment. The foregoing payment shall be determined and interpreted in a manner intended to be exempt from Section 409A. Notwithstanding the foregoing, (y) any unvested Company Option held by an individual who is a non-employee member of the Company Board at the Effective Time shall become vested and exercisable in full upon the Effective Time and will be treated in accordance with Section 3.7(d)(i) and (z) in the event the Effective Time occurs after the Anniversary Date, any unvested Company Option shall become vested and exercisable in full upon the Effective Time and will be treated in accordance with Section 3.7(d)(i). For the avoidance of doubt, if the exercise price per share of any Company Option, whether vested or unvested or exercisable or unexercisable as of the Effective Time, is equal to or greater than the Offer Price, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Acquisition Sub, the Company, the Surviving Corporation or the holders thereof, the Company Option will automatically terminate and be canceled without payment of any consideration to the holder thereof. “Cause” and “Good Reason” shall have the respective meanings ascribed to such terms (or similar terms, such as “Constructive Termination”) in the applicable Company Option holder’s employment agreement with the Company or, if there is no employment agreement or such employment agreement does not define such terms, “Cause” and “Good Reason” shall have the respective meanings ascribed to such terms in the Company’s Change in Control Severance Plan as in effect immediately before the date hereof.

(e) Company RSU Awards. At the Effective Time, each outstanding Company RSU Award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest), an amount in cash (such consideration, in the aggregate, the “RSU Consideration”), less applicable Tax withholdings, payable as soon as reasonably practicable (but no later than the first payroll period) after the later of the Effective Time or the date such former Company RSU Award (or the relevant portion thereof) vests, equal to the product of (A) the Offer Price, and (B) the number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time; provided that any such RSU Consideration shall remain subject to the same vesting schedule as in effect immediately before the Effective Time with respect to the former Company RSU Award and the holder of such former Company RSU Award must remain in service to Parent, the Company, the Surviving Corporation or any of their respective Affiliates through the applicable vesting date to receive payment in respect thereof; provided, further, that (w) to the extent such cash amount remains unvested as of the Anniversary Date, such cash amount shall vest on the Anniversary Date and shall be paid no later than the Anniversary Date or (x) such cash amount shall vest in full earlier if the former Company RSU holder’s service to Parent, the Company, the Surviving Corporation or any of their respective Affiliates terminates without Cause, for Good Reason, death or disability, in any case, prior to the Anniversary Date in which case payment of the amounts herein shall be made by no later than the second payroll period after the date of such termination. Notwithstanding the foregoing, (y) any unvested Company RSU Award held by an individual who is a non-employee member of the Company Board at the Effective Time shall become vested in full upon the Effective Time and the RSU Consideration will be paid in a lump sum as soon as reasonably practicable (but no later than the first payroll period) after the Effective Time and (z) in the event the Effective Time occurs after the Anniversary Date, any unvested Company RSU Award shall become vested in full upon the Effective Time and the RSU Consideration will be paid in a lump sum as soon as reasonably practicable (but no later than the first payroll period) after the Effective Time.

(f) Additional Actions. As soon as reasonably practicable following the date hereof, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any authorized committee) shall adopt such resolutions and take such other actions as may be required to effectuate all of the actions contemplated by this Section 3.7, contingent on the Closing of the Merger.

3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Acceptance Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Company Shares pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock are entitled under this Article III (which, for the avoidance of doubt, shall not include the Option Consideration, RSU Consideration or Restricted Share Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. No investment or losses thereon shall affect the consideration to which holders of Company Common Stock are entitled under this Article III and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article III.

(c) Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time and in each case other than holders of Company Restricted Shares) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares and (ii) uncertificated Company Shares (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding Tax pursuant to Section 3.8(e)), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred

Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding Tax pursuant to Section 3.8(e)), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent, Acquisition Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under applicable Law. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, Acquisition Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares in respect of any amounts that would otherwise have been payable in respect of any Certificates or Uncertificated Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is nine (9) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Shares who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares shall, subject to Section 3.7(c)(i), cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, in the form and substance reasonably satisfactory to the Surviving Corporation, and the posting by such holders of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 3.7.

3.11 Necessary Further Actions. As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2014 (the “Company Form 10-K”) and in any Company SEC Reports filed with or furnished to the SEC by the Company since January 1, 2015 and publicly disseminated via the SEC’s EDGAR service prior to the date hereof (other than in any “risk factor” disclosure or any other forward-looking, cautionary or predictive statements set forth therein and provided that nothing in such Company SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 4.2 and Section 4.3), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

4.1 Organization and Qualification.

(a) The Company and each of its Subsidiaries is duly organized and validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted, except in the case of the Company’s Subsidiaries for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. The Company and each of its Subsidiaries is in compliance in all material respects with the provisions of its certificate of incorporation and bylaws (or similar governing documents). Section 4.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, the authorized and outstanding capital stock of each Subsidiary of the Company and the jurisdiction of organization of each Subsidiary of the Company. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. At the close of business on July 13, 2015 (the “Capitalization Date”), (i) 31,604,369 shares of Company Common Stock were issued and outstanding (including 113,603 Company Restricted Shares); (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) no shares of Company Common Stock were held by the Company in its treasury; (iv) an aggregate of 1,077,208 shares of Company Common Stock remained available for issuance under the Company Stock Plans, excluding shares underlying outstanding awards, and (v) under the Company Stock Plans, there were outstanding Company Options to purchase 2,007,379 shares of Company Common Stock and outstanding Company RSU Awards with respect to 376,612 shares of Company Common Stock. Except as set forth in the preceding sentence, at the close of business on the Capitalization Date, no Company Securities or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding. From the Capitalization Date until and including the date hereof, the Company has not issued any shares of its capital stock, has not granted any options, restricted stock, restricted stock units, stock appreciation rights, warrants or rights or entered into any other agreements or commitments to issue any shares of its capital stock, or granted any other awards in respect of any shares of its capital stock and has not split, combined or reclassified any of its shares of capital stock. No purchase or other rights have been granted or are otherwise outstanding under the Company’s Employee Stock Purchase Plan, adopted by the Company effective as of immediately prior to the closing of the Company’s initial public offering.

(b) Section 4.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of the name of each holder of Company Options, Company Restricted Shares and Company RSU Awards, the number of outstanding Company Options, Company Restricted Shares and Company RSU Awards held by such holder, the grant date of each such Company Option, Company Restricted Share and Company RSU Award, the number of Company Shares such holder is entitled to receive upon the exercise of each Company Option and the corresponding exercise price, the expiration date of each Company Option, the vesting schedule of each such Company Option, Company Restricted Share and Company RSU Award and the Company Stock Plan pursuant to which each such Company Option, Company Restricted Share or Company RSU Award was granted. Except as set forth on Section 4.2(b) of the Company Disclosure Letter, each Company Option, Company Restricted Share and Company RSU Award grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law. No Company Option (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such Company Option was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option.

(c) Except for the Company Options, the Company Restricted Shares and the Company RSU Awards, there are no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, calls, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities (including voting debt) or other ownership interests in the Company, (D) restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other ownership interests in, the Company (the items in clauses (A), (B), (C) and (D), together with the Company Common Stock, Company Preferred Stock, Company Restricted Shares, Company Options and Company RSU Awards, being referred to collectively as “Company Securities”) or (E) obligations of the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been duly authorized, offered and validly issued in compliance in all material respects with all applicable Laws, including the Securities Act and “blue sky” Laws, are fully paid and nonassessable and are free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote.

(d) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, calls, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities (including voting debt) or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the

Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company. All outstanding securities of each Subsidiary of the Company have been duly authorized, offered and validly issued in compliance in all material respects with all applicable Laws, including the Securities Act and “blue sky” Laws, are fully paid and nonassessable and are free of preemptive rights.

4.3 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

4.4 Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding Company Shares is the only vote of the holders of any class or series of the Company’s capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the Merger and other transactions contemplated hereby in their capacity as stockholders of the Company.

4.5 Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger as required by the DGCL or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any notice, consent, waiver or approval or result in a default or loss of any material rights (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens) or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.

4.6 Reports; Financial Statements.

(a) Since May 8, 2013, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or at the time such Company SEC Report became effective, as applicable, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (i) to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation and (ii) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments that are not material in amount). The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects.

(c) Except to the extent reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Company SEC Reports, the Company and its Subsidiaries do not have any Liabilities of any nature, except Liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business, (ii) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (iii) have been incurred in connection with the performance by the Company of its obligations under this Agreement or the transactions contemplated hereby.

(d) The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2013, the Company’s principal executive officer and principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that (i) material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer, and (ii) all such information is communicated in a timely fashion to the Company’s principal executive officer and its principal financial officer to allow for timely decisions regarding the disclosure of such information by the Company in the reports that it files or submits to the SEC under the Exchange Act.

(f) The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g) The Company is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act).

4.7 Absence of Certain Changes. Since January 1, 2015, (a) the Company and its Subsidiaries have not suffered any Company Material Adverse Effect, and (b) the Company and its Subsidiaries have (i) conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would have required Parent’s consent under Section 6.1(c), (d), (f), (g), (h), (i), (j), (m), (o), (p), (t) or (u) (but only with respect to any of the foregoing actions), in each case, except for the negotiation, execution, delivery and performance of this Agreement.

4.8 Schedule TO; Schedule 14D-9.

(a) None of the information provided or to be provided in writing by or on behalf of the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Schedule 14D-9, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof and at the time of the commencement of the Offer, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws, and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in the Schedule 14D-9.

4.9 Brokers; Certain Expenses. No broker, finder, investment banker, financial advisor or other Person (other than Centerview Partners LLC (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company; provided, however, that such fees and expenses shall not exceed the amounts set forth in the engagement letter between the Company and the Company Financial Advisor which has been made available to Parent) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

4.10 Employee Benefit Matters/Employees.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a complete list of each material Plan. For purposes of this Agreement, the term “Plan” shall mean each (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii)employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, programs, policies or agreements, and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case of clauses (i) through (iii), whether oral or written, maintained or contributed to by the Company or any of its Subsidiaries, or required to be maintained or contributed to by the Company of its Subsidiaries or otherwise providing for payments or benefits for or to any current or former employees, directors, officers, consultants or other service providers of the Company or any of its Subsidiaries and/or their dependents or beneficiaries. With respect to the Plans listed on Section 4.10(a) of the Company Disclosure Letter, to the extent applicable, true, correct and complete copies of the following have been made available to Parent by the Company: (A) all Plans, including amendments thereto; (B) the most recent annual report on Form 5500 filed with respect to each Plan (if required by applicable Law) and the most recent actuarial report, financial statement or valuation report in respect of each Plan, if any; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; (E) each trust agreement relating to any Plan (as applicable); and (F) all material correspondence to or from any Governmental Authority relating to any Plan.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to adversely affect the qualification of any such Plan. Each Plan and any related trust complies in all material respects, and has been maintained and administered in compliance in all material respects, with ERISA, the Code and other applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against or involving any Plan or asserting any rights to or claims for benefits under any Company Benefit Plan. No non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Plan.

(c) No Plan is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code. During the six (6) years prior to the date hereof, no Liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any such ERISA Affiliates of incurring any such Liability. Neither the Company nor any of its ERISA Affiliates sponsors, maintains, or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, a

Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d) No Plan provides for post-retirement or other post-employment welfare benefits (other than as required by health care continuation coverage as required by Section 4980B of the Code or any similar state law (“COBRA”), coverage through the end of the calendar month in which a termination of employment occurs or an applicable employment agreement or severance agreement, plan or policy (in each case, that is set forth on Schedule 4.10(a) of the Company Disclosure Letter) requiring the Company to pay or subsidize COBRA premiums for a terminated employee under the terms and conditions thereof.

(e) No Plan or other agreement or Contract between the Company (or any of its Subsidiaries) and an employee or other individual has resulted in or could reasonably be expected to result in the payment of any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No Person is entitled to receive any additional payment from the Company or any of its Subsidiaries in the event that any Tax required by Code Section 409A or 4999(a) is imposed on such Person.

(f) Neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries or any group of such employees, consultants or directors to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any applicable Law and (ii) there is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three (3) years. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no unfair labor practices, arbitrations, suits, claims, actions, charges, litigations or other proceedings or grievances relating to any current or former employee or individual independent contractor of the Company or any of its Subsidiaries and (ii) the Company and each of its Subsidiaries are in compliance with all applicable Laws relating to employment, including Laws relating to terms and conditions of employment, safety and health, discrimination, workers’ compensation, mass layoffs, plant closings, worker classification, exempt or non-exempt status of employees, hours of work and the payment of wages or overtime wages.

4.11 Litigation. There is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any of their respective assets, or any executive officer, director or employee of the Company or any of its Subsidiaries in their capacities as such, or any Company Products, that, if adversely determined, would individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any material outstanding Order.

4.12 Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and all such Tax Returns are complete and accurate in all material respects, and (ii) the Company and each of its Subsidiaries have paid all material Taxes required to have been paid, whether or not reflected on a Tax Return, or have established an adequate reserve therefor on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

(b) The Company and its Subsidiaries have not received written notice of any audits or proceedings and, to the Knowledge of the Company, there are no pending or threatened audits, examinations, assessments or other proceedings, in each case, in respect of material Taxes of the Company or any Subsidiary. The relevant statute of limitations is closed with respect to the federal income Tax Returns of the Company and its Subsidiaries for all years through 2011.

(c) The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and have withheld and paid all material Taxes required to have been withheld and paid, in each case, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) None of the Company or any of its Subsidiaries has constituted either a distributing corporation or a controlled corporation (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years.

(e) There are no Liens for material Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any ruling with respect to material Taxes has been entered into by or with respect to the Company or any of its Subsidiaries that still has any effect.

(g) None of the Company or any of its Subsidiaries is party to or bound by or currently has any material Liability under any Contract providing for the allocation, sharing or indemnification of Taxes (other than customary gross-up or indemnification provisions in credit, derivatives, leases and similar agreements entered into in the ordinary course of business).

(h) None of the Company or any of its Subsidiaries has been included in any consolidated, unitary or combined Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, as a transferee or successor.

(i) In the last six (6) years, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j) The Company and its Subsidiaries have made available to Parent copies of (i) all of their material income Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries, and (iii) any closing letters or agreements entered into by the Company or any of its Subsidiaries with any Governmental Authority within the past five (5) years with respect to Taxes.

(k) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and has not been one during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes a listed transaction under Treasury Regulation Section 1.6011-4(b)(2).

4.13 Compliance with Law; No Default; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2012, in conflict with, in default with respect to or in violation of, (i) any Laws applicable to the

Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected; (b) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice from any Governmental Authority threatening to revoke, terminate, modify or not renew any such Permit and the Company has no Knowledge of any reasonable basis for any such revocation, termination, modification or nonrenewal; and (d) the Company and each of its Subsidiaries are in compliance with the terms of such Permits.

4.14 Environmental Matters. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries is, and has been at all times since January 1, 2013 in compliance with all applicable Environmental Laws. There is no Liability, Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly, owned, operated or leased by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability, Legal Proceeding or Order relating to or arising under Environmental Laws. To the Knowledge of the Company, no facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring Liabilities or becoming subject to any Legal Proceeding or Order, in each case, relating to or arising under Environmental Laws. There have been no Releases of Hazardous Substances on properties currently or, to the Knowledge of the Company, formerly, owned, operated or leased by the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations as presently conducted (“Environmental Permits”), there is no investigation known to the Company, nor any action pending or, to the Knowledge of the Company, threatened seeking to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

(c) The Company has made available to Parent true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), studies, analyses, tests or monitoring in the possession or control of the Company or any of its Subsidiaries pertaining to (i) any unresolved Liability, Legal Proceeding or Order relating to or arising under Environmental Laws, (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions and the application or registration numbers. Except as otherwise indicated, the Company or a Subsidiary of the Company is the exclusive owner of all Company Registered Intellectual Property Rights, free and clear of any Liens other than Permitted Liens.

(b) The Company and its Subsidiaries own and possess all right, title and interest in and to, or otherwise have the legal right to use, all of the Company Intellectual Property Rights, free and clear of all Liens, other than Permitted Liens. The entry into and consummation of the transactions contemplated by this Agreement will not impair the right, title or interest of the Company or any of its Subsidiaries in or to any Company Intellectual Property Rights, and all of the Company Intellectual Property Rights will be owned or available for use by the Company and its Subsidiaries immediately after the Effective Time on terms and conditions identical to those under which the Company and its Subsidiaries owned or used such Company Intellectual Property immediately prior to the Effective Time.

(c) Except as would not result in the loss of any material Company Intellectual Property Rights, each Person who is or was an employee or contractor of Company or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property and/or who has had access to confidential information of the Company or any of its Subsidiaries has executed a valid agreement containing a present assignment to the Company or one of its Subsidiaries of such employee’s or contractor’s rights to such Intellectual Property and containing provisions providing for the protection of confidential information. The Company and its Subsidiaries have taken commercially reasonable actions to maintain, protect and enforce the Company Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information.

(d) All Company Registered Intellectual Property Rights are valid, subsisting and, to the Knowledge of the Company, enforceable. To the Knowledge of the Company, all Registered Intellectual Property Rights that are exclusively licensed to the Company or any of its Subsidiaries are valid, subsisting and enforceable. Since January 1, 2012, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability, use or ownership of any Company Intellectual Property Rights, nor is the Company or any of its Subsidiaries currently a party to any proceeding relating to any such challenge, nor, to the Knowledge of the Company, is any such claim threatened in writing.

(e) Since January 1, 2012 until the date hereof, neither Company nor any of its Subsidiaries have received any written notice from any third party, and, to the Knowledge of Company, there is no other assertion or threat from any third party, that the operation of the business of Company or any of its Subsidiaries, or any of their products or services, infringes, misappropriates or otherwise violates the Intellectual Property of any third party. The operation of the business of the Company and its Subsidiaries, including the development and commercialization of Company Products, as currently conducted and as conducted during the past three (3) years, and, to the Knowledge of the Company, as currently proposed to be conducted, does not, has not and will not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party.

(f) To the Knowledge of the Company, during the past three (3) years, no third party has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights owned by, or exclusively licensed by, the Company or any of its Subsidiaries in a manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are not currently, and have not been, during the past three (3) years, a party to any proceeding (i) challenging the validity, enforceability, use or ownership of any Company Intellectual Property Rights or (ii) asserting that any third party, or any third party products or services, has infringed, or misappropriated or otherwise violated any Company Intellectual Property Rights.

(g) No funding, facility or personnel of any Governmental Authority or any university, college, research institute or other educational institution was or is being used, directly or indirectly, to create, in whole or in part, Company Intellectual Property Rights, except for any such funding or use of such facility or personnel that does not result in such Governmental Authority or institution obtaining ownership rights to such Company Intellectual Property Rights.

(h) The Company and its Subsidiaries are, and for the last three (3) years have been, in compliance in all material respects with (i) all applicable data protection or privacy laws governing the collection or use of personal information and (ii) any privacy policies and related policies, programs or other notices that concern the Company’s and its Subsidiaries’ collection or use of personal information in the conduct of their respective businesses. The Company and its Subsidiaries have taken reasonable actions to protect the security and integrity of their servers, systems, sites, circuits, networks, interfaces, platforms and other telecom assets and equipment (collectively, the “Company Systems”) and the data stored or contained therein or transmitted thereby, including procedures preventing unauthorized access and the introduction of a virus and the taking and storing on-site and off-site of back-up copies of critical data. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Company Systems.

4.16 Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, each other party thereto, is in full force and effect, and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property subject to a Real Property Lease (the “Leased Real Property”) free and clear of all Liens, except Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any Leased Real Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all of the buildings and structures on the Leased Real Property are in good condition of maintenance and repair, ordinary wear and tear excepted, and are adequate, sufficient and suitable for their present uses and purposes.

(d) The Company and each of its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all personal property owned, used or held for use by the Company its Subsidiaries as of the date of this Agreement is in good operating condition and in good condition of maintenance and repair, ordinary wear and tear excepted.

4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Acquisition Sub (or outside counsel) true, correct and complete copies of, each Contract (other than Plans), to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purports to restrict the ability of the Surviving Corporation or Parent or any of their respective Affiliates) (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in or substantially all of the assets of any other entity, except, in each case, for any such Contract that may be cancelled without notice or penalty or other Liability of the Company or any of its Subsidiaries upon notice of sixty (60) days or less or (C) to enforce its rights under any Contract, agreement or applicable Law, including any covenant not to sue;

(iii) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement;

(iv) involves (A) the use or license by the Company or any of its Subsidiaries of any Intellectual Property Rights owned by a third party (other than shrink-wrap, click-wrap and off-the-shelf or non-customized commercially available software with annual license, maintenance, support and other fees of less than $100,000 per Contract) or (B) the joint development of products or technology with a third party;

(v) involves the license by the Company or any of its Subsidiaries of any of its Intellectual Property Rights to any third party;

(vi) constitutes a manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations by the Company of at least $500,000 in the past twelve (12) months or in any prospective twelve (12) month period or contains a covenant not to sue with a third party;

(vii) other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness having an outstanding principal amount in excess of $500,000;

(viii) relates to (A) any acquisition, divestiture, merger or similar transaction completed in the five (5) year period immediately preceding the date hereof and contains material obligations that are still in effect (excluding any transactions solely among the Company and any wholly owned Company Subsidiary), or (B) the acquisition or disposition, directly or indirectly (by merger, purchase or sale of stock or assets or otherwise) of material assets, a business or capital stock or other equity interest of another Person that has not yet been consummated;

(ix) has any current or ongoing obligations to, or rights in favor of, any current or former director, officer or Affiliate of the Company or any of its Subsidiaries,

including any Contract that obligates the Company or any of its Subsidiaries to indemnify or hold harmless any past or present director, officer, trustee or employee of the Company or any of its Subsidiaries (other than the certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries);

(x) provides for material “earn-outs” or other material contingent payments by the Company or any of its Subsidiaries other than those with respect to which there are no further obligations under such provisions;

(xi) involves a grant to any Person of any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or any substantial part of any material assets, rights or properties of the Company or any of its Subsidiaries;

(xii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

(xiii) to the Knowledge of the Company, would reasonably be expected to prohibit or materially delay the consummation of the transactions contemplated hereby; or

(xiv) would reasonably be expected to involve aggregate payments by the Company and its Subsidiaries or to the Company or any of its Subsidiaries under such Contract of more than $2,500,000 in any one year or $10,000,000 over the term of the Contract (including by means of royalty payments) other than any such Contract that may be cancelled without notice or penalty or other Liability of the Company or any of its Subsidiaries upon notice of sixty (60) days or less.

Each Contract of the type described in clauses (i) through (xiv) above, other than a Plan, is referred to herein as a “Material Contract”.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and (ii) the Company and its Subsidiaries have, and, to the Knowledge of the Company, each other party thereto has, performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, except for those defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.18 Regulatory Compliance.

(a) Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2013, have been, in compliance with all Health Care Laws applicable to the Company and its Subsidiaries, or by which any property, business product or other asset of the Company and its Subsidiaries is bound or affected, (ii) since January 1, 2013, the Company and its Subsidiaries have not received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA, alleging non-compliance by, or Liability of, the Company or any of its Subsidiaries under any Health Care Laws and (iii) each Company Product is being, and since January 1, 2013, has been, researched, developed, manufactured, stored, distributed and marketed in compliance with all applicable Health Care Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries hold such Permits of the FDA and similar Governmental Authorities required for the conduct of their respective businesses as currently conducted, including INDs (collectively, the “FDA Permits”), and all such FDA Permits are in full force and effect.

(c) Since January 1, 2013, all reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or similar Governmental Authority by the Company and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims or notices would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2013, the Company and its Subsidiaries have not made any untrue statement of material fact or fraudulent statement to the FDA or any similar Governmental Authority, or failed to disclose a material fact required to be disclosed to the FDA or any similar Governmental Authority.

(d) To the Knowledge of the Company, the clinical and pre-clinical studies conducted by or on behalf of the Company or its Subsidiaries (including those sponsored by the Company or its Subsidiaries) have been and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to all applicable Health Care Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2013, the Company and its Subsidiaries have not received any written notice or other correspondence from the FDA or any similar Governmental Authority requiring the termination, suspension or material modification of any ongoing clinical or pre-clinical study conducted by or on behalf of the Company or its Subsidiaries. To the Knowledge of the Company, there are no pending or threatened actions or proceedings by the FDA or any similar Governmental Authority which would prohibit or impede the potential future commercial sale of any of Company Products.

(e) As of the date hereof, to the Knowledge of the Company, no material adverse determination by the FDA or any other Governmental Authority, with respect to the approvability of any Company Product has been made or is reasonably expected to be made between the date of this Agreement and the Termination Date.

(f) The Company has made available to Parent true, correct and complete copies of all material filings made by the Company and its Subsidiaries with the FDA or any similar Governmental Authority with respect to Company Products, and all material correspondence between the Company or any of its Subsidiaries and the FDA or any similar Governmental Authority with respect to Company Products.

(g) None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any agent or representative thereof or any Person that researches, develops or manufactures Company Products pursuant to an agreement with the Company or any of its Subsidiaries, has been debarred, excluded or disqualified (or convicted of any crime or engaged in any conduct for which debarment, exclusion or disqualification is mandated) pursuant to 21 U.S.C. §335a or any other Health Care Law.

(h) None of the Company or any of its Subsidiaries is a party to any material corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

4.19 Insurance. Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies and material self-insurance programs issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each such policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation, termination or material premium increase has been received with respect to any such policy, and (iv) there is no material claim pending under such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

4.20 Questionable Payments. None of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government or (f) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

4.21 Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.22 Opinion of Financial Advisor of the Company. The Company Board has received the written opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration consisting of $232.00 per Company Share to be paid to the holders of Company Shares (other than holders of Cancelled Company Shares and Dissenting Company Shares and shares held by Affiliates of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. Such opinion has not been withdrawn, rescinded or modified in any way and as soon as practicable following the date hereof, a conformed copy of such opinion will be made available to Parent for informational purposes only.

4.23 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Acquisition Sub set forth in Section 5.6 of this Agreement are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement, the Support Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, the Support Agreement or the other transactions contemplated hereby or thereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Company Shares, the Merger or the other transactions contemplated by this Agreement.

4.24 Billing Arrangements. Section 4.24 of the Company Disclosure Letter sets forth the Company’s outside legal, accounting and financial advisors retained as of the date hereof by the Company and its Subsidiaries in connection with the transactions contemplated by this

Agreement, and discloses any contingent payment arrangements requiring payments to be made to any such advisors in connection with the transactions contemplated by this Agreement that are contingent upon the execution of this Agreement or the consummation of the transactions contemplated hereby or, in the case of advisors customarily compensated on the basis of hourly time charges, are not based on actual time charges and expense reimbursement.

4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and Section 2.2, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby.

4.26 Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither Parent nor Acquisition Sub is making, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty of Parent or Acquisition Sub except for those expressly set forth in this Agreement, and (b) no Person has been authorized by Parent or Acquisition Sub to make any representation or warranty relating to Parent or Acquisition Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by Parent or Acquisition Sub. Nothing in this Section 4.26 shall impact any rights of any party to this Agreement in respect of fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

5.1 Organization and Qualification. Each of Parent and Acquisition Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Acquisition Sub is owned directly by Parent. Both Parent and Acquisition Sub are in compliance in all material respects with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).

5.2 Authority for this Agreement. Each of Parent and Acquisition Sub has requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Acquisition Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Acquisition Sub and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity. As of the date of this Agreement, the Board of Directors of Parent and the Board of Directors of Acquisition Sub have each declared the advisability of and approved and adopted this Agreement and the Merger at meetings duly called and held (or by unanimous written consent).

5.3 Schedule TO; Schedule 14D-9.

(a) The Schedule TO and the Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof and at the time of the commencement of the Offer, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws, and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) None of the information provided or to be provided in writing by or on behalf of Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9 will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.4 Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition Sub nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Acquisition Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act, (ii) the applicable requirements of any federal or state securities Laws, including the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger as required by the DGCL, or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provision of, or require any notice, consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or obligation to which Parent or Acquisition Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any of their respective assets are bound, except as would not, or would not reasonably be expected to, prevent, materially delay or materially impair the ability of Parent or Acquisition Sub to consummate the Merger or the other transactions contemplated hereby.

5.5 Litigation. There is no Legal Proceeding or governmental or administrative investigation or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, or seeks to, prevent, materially delay or materially impair the ability of Parent or Acquisition Sub to consummate the Merger or the other transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would, or seeks to, prevent, materially delay or materially impair the ability of Parent or Acquisition Sub to consummate the Merger or the other transactions contemplated hereby.

5.6 Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) of any thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, Acquisition Sub nor any of their Affiliates directly or indirectly owns any Company Shares as of the date hereof, other than shares beneficially owned through benefit or pension plans.

5.7 Sufficient Funds. Parent currently has, or as of the Acceptance Time and the Effective Time will have, available to it, and Acquisition Sub will have as of the Acceptance Time and at and as of the Closing, sufficient funds (including cash, cash equivalents, available lines of credit or other sources of immediately available funds) for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Options, Company Restricted Shares and Company RSU Awards and to pay all related fees and expenses required to be paid by Parent or Acquisition Sub pursuant to the terms of this Agreement. Parent’s and Acquisition Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Acquisition Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

5.8 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Acquisition Sub.

5.9 Operations of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no Liabilities other than those incident to its formation or as contemplated by this Agreement.

5.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, none of Parent or Acquisition Sub or any other Person on behalf of Parent or Acquisition Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

5.11 Disclaimer of Other Representations and Warranties. Parent and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV or Section 2.2 of this Agreement. Nothing in this Section 5.11 shall impact any rights of any party to this Agreement in respect of fraud.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Conduct of Business of the Company. Except as described in Section 6.1 of the Company Disclosure Letter or as expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to maintain and preserve intact its business organization, preserve the present relationships and goodwill with those Persons having significant business relationships with the Company or any of its Subsidiaries, keep available the services of its current officers and key employees, maintain in effect all material Permits pursuant to which the Company or any of its Subsidiaries currently operates and maintain and enforce in all material respects the Company Intellectual Property Rights. Without limiting the generality of the foregoing and except as otherwise expressly provided for by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a) issue, sell, deliver, transfer, convey, dispose of, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, delivery, transfer, conveyance, disposition, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Company Shares issuable upon exercise of the Company Options or vesting of Company Restricted Shares or Company RSU Awards outstanding on the date hereof in accordance with their existing terms;

(b) repurchase, acquire or redeem, directly or indirectly or amend any Company Securities, except in connection with (i) the forfeiture or expiration of Company Options, Company Restricted Shares or Company RSU Awards outstanding as of the date hereof, and (ii) the withholding of Company Shares to satisfy Tax withholding obligations with respect to the Company Options, Company Restricted Shares or Company RSU Awards outstanding as of the date hereof pursuant to any obligations contained in the applicable Company Stock Plan;

(c) split, combine, reclassify, subdivide, exchange, recapitalize or enter into any similar transaction in respect of its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(d) (i) make any acquisition or disposition, by means of a merger, consolidation, recapitalization, joint venture or otherwise, of any business, assets or securities or any sale, lease, license, encumbrance or other disposition of any business, assets or securities of the Company or any of its Subsidiaries or any third party, in each case involving the payment of consideration (including consideration in the form of assumption of Liabilities) of $750,000 or more or the disposition of assets or securities with a fair market value in excess of $750,000, except for purchases or sales of raw materials, inventory or clinical trial drug supplies made in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company or its Subsidiaries, (iii) merge or consolidate with or into any other Person, (iv) enter into any Contract that contains a change of control or similar provision that would require a material payment to the other party or parties thereto in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, (v) other than in the ordinary course of business consistent with past practice, enter into a Contract that would have been a Material Contract if it were in effect as of the date hereof, amend any Material Contract in any material respect, terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract, or (vi) other than in the ordinary course of business consistent with past practice, enter into, modify, supplement or amend any material lease or sublease of any real property;

(e) (i) incur, assume or otherwise become liable or responsible for any long-term debt or short-term debt, except for short-term debt incurred in the ordinary course of business consistent with past practice to fund working capital requirements in an amount not to exceed $750,000 at any time, (ii) repay (other than in the ordinary course of business consistent with past practice), redeem or repurchase any long-term or short-term debt or (iii) cancel any material debt or claim owed to the Company or any of its Subsidiaries;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(g) make any loans, advances or capital contributions to, or investments in, or forgive any loans of, any other Person (other than wholly owned Subsidiaries of the Company);

(h) change in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(i) adopt or change any method of Tax accounting, make or change any material Tax election, extend the statute of limitations or file any extension request relating to material Taxes with any Governmental Authority, amend any material Tax Return, in each case, other than as required by applicable Law or in the ordinary course of business, or settle or compromise any material income Tax liability;

(j) adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents);

(k) except as required by applicable Law, the terms of this Agreement or any Plan in existence as of the date hereof and set forth on Section 4.10(a) of the Company Disclosure Letter, (i) increase the compensation (cash or equity) or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, (ii) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation (other than annual bonuses payable in the ordinary course of business consistent with past practice during the first quarter of the Company’s fiscal year), or (iv) enter into any employment, consulting, severance, retention or termination agreement (including, for the avoidance of doubt, offer letters) with any of its directors, officers, employees or, except in the ordinary course of business, individual contractors, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Plan (including any agreement or plan which would constitute a Plan if entered into as of the date hereof), or (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors;

(l) incur any capital expenditure or any obligations, Liabilities or indebtedness in respect thereof, except for any capital expenditure in an amount not to exceed, in any fiscal quarter, $1,000,000 in the aggregate;

(m) discharge, settle or compromise (i) any suit, action, claim, proceeding or investigation that is disclosed in the Company SEC Reports filed prior to the date hereof or (ii) any other suit, action, claim, proceeding or investigation, other than, in each case, a settlement solely for monetary damages (without any admission of liability or other adverse consequences or restrictions on the Company, Parent, Acquisition Sub or the Surviving Corporation) not in excess of $500,000 individually or $2,500,000 in the aggregate;

(n) hire or terminate (other than for cause) the employment or service of any officer or employee (which employee has annual target compensation (based on cash and equity) of $200,000 or greater) of the Company or any of its Subsidiaries or appoint any Person to a position of executive officer or director of the Company or any of its Subsidiaries, or (ii) promote any officers or employees, except, provided that prior notice is provided to Parent, for a promotion of any employee that is in the ordinary course of business and consistent with past practice;

(o) form or commence the operations of any business or any corporation, partnership, limited liability company, joint venture, business association or other business organization or enter into any new line of business;

(p) enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries on the other hand, other than in the ordinary course of business consistent with past practice and on terms no less favorable to the Company or its Subsidiary, as applicable, than the terms governing such transactions with third parties;

(q) waive, release or assign any material rights or claims or make any material payment, directly or indirectly, of any Liability of the Company or any of its Subsidiaries before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(r) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with the Company Financial Advisor in a manner adverse to the Company, any of its Subsidiaries or Parent or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(s) enter into, amend or cancel any insurance policies other than in the ordinary course of business consistent with past practice;

(t) sell, license, assign, transfer, abandon or otherwise dispose of, any Company Intellectual Property; or

(u) authorize, offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Parent and Acquisition Sub) conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal.

(b) Subject to Section 6.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees shall, and the Company shall instruct its and its Subsidiaries’ other representatives not to, directly or indirectly, (i) whether publicly or otherwise, solicit, initiate, induce, cause, knowingly encourage or knowingly take any other action designed to facilitate or assist, any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to encourage, induce, facilitate or assist the making, submission or announcement of any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) conduct, participate, maintain or engage in, or continue to conduct, participate, maintain or engage in, any discussions or negotiations with any Person, or take any action, with respect to any proposal, inquiry, indication of interest or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (provided, however, nothing contained herein shall prohibit the Company or any of its representatives from informing any third party of the provisions set forth in this Section 6.2 or contacting the Person (or the representatives of such Person) that made any Acquisition Proposal solely for the purpose of seeking clarification of solely those terms or conditions of such Acquisition Proposal that require clarification so as to determine whether such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal), (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent expressly permitted pursuant to Section 7.4(b)), (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any Contract or commitment contemplating or otherwise providing for or relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”), (vi) take any action to make the provisions of any state takeover statute or similar statute or regulation (including the restrictions under Section 203 of the DGCL), or any anti-takeover provision in the Company’s organizational documents, inapplicable to any transactions contemplated by an Acquisition Proposal, (vii) amend or grant any waiver or release under, or fail to enforce, any standstill or similar Contract with respect to any class of equity securities of the Company or any of its Subsidiaries, or (viii) propose or agree to any of the foregoing. The Company shall, as soon as practicable following the date hereof but in any event within two (2) Business Days, request of each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries or representatives. From and after the date of this Agreement, the Company and its Subsidiaries and their respective officers, directors and employees shall use their reasonable best efforts to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary.

(c) As promptly as practicable, and in any event within twenty-four (24) hours, following the receipt by the Company, any of its Subsidiaries or any of their respective representatives of (x) an Acquisition Proposal, (y) any request for nonpublic information, to engage in negotiations or discussions regarding, or any other inquiry that would reasonably be expected to lead to, an Acquisition Proposal, or (z) any request for a waiver or release under any standstill or similar Contract, the Company shall provide Parent with oral and written notice of (i) the receipt of such Acquisition Proposal, request or inquiry, (ii) the material terms and conditions of such Acquisition Proposal, request or inquiry (including any financing arrangements), and (iii) the identity of the Person or group (as defined under Section 13(d) of the Exchange Act) making such Acquisition Proposal, request or inquiry and a copy of all written materials provided by such Person or group in connection with such Acquisition Proposal, request or inquiry (provided that the Company may redact, and not disclose, the identity of the Person or group making any such Acquisition Proposal if disclosure of such identity would violate the terms of a Contract by which the Company is bound as of the date hereof). The Company shall keep Parent informed as promptly as practicable with respect to the status and details of such Acquisition Proposal, request or inquiry (and in any event within twenty-four (24) hours following any changes to such Acquisition Proposal, request or inquiry), including by providing copies of all written materials received by the Company, any of its Subsidiaries or their respective representatives relating to such Acquisition Proposal after written notice of such Acquisition Proposal is delivered to Parent pursuant to this Section 6.2(c).

(d) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, but subject to Section 6.2(c), prior to the Acceptance Time, the Company may request clarifications from, waive provisions of a standstill or similar Contract applicable to, enter into or participate in discussions or negotiations with or furnish information to, any Person or group (as defined under Section 13(d) of the Exchange Act) (or its representatives) in response to an unsolicited written Acquisition Proposal that could reasonably be expected to lead to a Superior Proposal, in each case made after the date of this Agreement and under circumstances not otherwise involving a breach of this Agreement, if (A) such action is taken subject to an Acceptable Confidentiality Agreement, and (B) the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law. The Company shall, prior to or substantially simultaneously with the provision of any non-public information of the Company to any such Person, provide such information to Parent (including by posting such information to the Data Room), to the extent such information has not previously been provided or made available to Parent.

(e) Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 6.2 by any representative of the Company or any of its Subsidiaries shall constitute a breach by the Company of this Section 6.2.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and cause the conditions to the Merger set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and any other Person and make all necessary registrations, declarations, notifications and filings with Governmental Authorities or any other Person, that are necessary to consummate the Offer and the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any

Contract), or the provision of additional security (including a guaranty) or otherwise assume or agree to assume any Liability that is not conditioned upon the consummation of the Merger, to obtain any consent, waiver or approval of any Person (including any Governmental Authority) under any Contract.

(b) Both Parent and the Company agree, on behalf of themselves and their respective Affiliates, that, between the date of this Agreement and the Effective Time, neither Parent nor the Company shall, and neither Parent nor the Company shall cause its Affiliates to, enter into any definitive agreements or arrangements for, or consummate, an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any Person if such ownership interest or assets would reasonably be expected to result in any delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the transactions contemplated hereby (including the Merger), or would otherwise reasonably be expected to prevent or delay the Merger.

7.2 Antitrust Filings.

(a) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than fifteen (15) days following the date of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (iv) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws. Further, and for the avoidance of doubt, Parent will not extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, in no event shall Parent be required to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, conduct of business restrictions, or a sale or disposition of assets or businesses or a license or grant of commercialization rights to businesses, products, product lines, fields of use or assets of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates), or (ii) contest or resist any Legal Proceeding or seek to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; provided that Parent shall have the right, in its sole discretion, to take any of the actions described in the foregoing subclause (ii), and, if

Parent elects to take any such action, the Company shall reasonably cooperate with Parent in connection therewith.

(b) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in substantial compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (C)(1) of Annex A and Section 8.1(a). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information regarding the parties.

(c) Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 7.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be made or obtained in connection with the transactions contemplated hereby.

7.3 Merger. Following the Acceptance Time, each of Parent, Acquisition Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Acquisition Sub shall, and shall not permit and shall cause their respective representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

7.4 Company Board Recommendation.

(a) Subject to the terms of Section 7.4(b) and Section 7.4(c), the Company Board shall recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Acquisition Sub pursuant to the Offer (the “Company Board Recommendation”).

(b) Except to the extent permitted by this Section 7.4, neither the Company Board nor any committee thereof shall (x) withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Acquisition Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation, (y) approve, adopt, declare advisable, endorse or recommend an Acquisition Proposal or publicly propose to approve, adopt, declare advisable, endorse or recommend an Acquisition Proposal (each of clauses (x) and (y), a “Company Board Recommendation Change”), or (z) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement; provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, (1) in response to the receipt of a Superior Proposal or an Intervening Event, the Company Board may effect a Company Board Recommendation Change or (2) in response to the receipt of a Superior Proposal, the Company may terminate this Agreement in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal pursuant to Section 9.1(e), in either case, if all of the following conditions in clauses (i) through (iv) and the last paragraph of this Section 7.4(b) are met:

(i) A Superior Proposal with respect to the Company has been made and has not been withdrawn or an Intervening Event has occurred;

(ii) The Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least four (4) Business Days prior to effecting such Company Board Recommendation Change or termination of this Agreement, which notice shall state expressly (x) that it has received a Superior Proposal or an Intervening Event has occurred, (y) in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal (including any financing arrangements) and the identity of the Person or group (as defined under Section 13(d) of the Exchange Act) making such Superior Proposal and a copy of all written materials provided by such Person or group in connection with such Superior Proposal (provided that the Company may redact, and not disclose, the identity of the Person or group making any such Superior Proposal if disclosure of such identity would violate the terms of a Contract by which the Company is bound as of the date hereof), or, in the case of an Intervening Event, the material facts and circumstances related to such Intervening Event, and (z) that it intends to terminate this Agreement pursuant to Section 9.1(e) or effect a Company Board Recommendation Change (it being understood and agreed that delivery of a Change of Recommendation Notice shall not, by itself, be deemed to be a Company Board Recommendation Change);

(iii) The Company Board has concluded in good faith, after consultation with outside legal counsel, that the failure to effect a Company Board Recommendation Change or terminate this Agreement pursuant to Section 9.1(e) would be inconsistent with its fiduciary duties under applicable Law; and

(iv) In the case of a Superior Proposal, the Superior Proposal did not involve a material breach by the Company, any of its Subsidiaries or any of their respective representatives of any of the provisions set forth in Section 6.2 or this Section 7.4.

During such four (4) Business Days after delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity to make adjustments to the terms and conditions of this Agreement (the “Modified Terms”), and shall consider and negotiate (to the extent Parent desires to negotiate) in good faith with Parent and its representatives such Modified Terms. Notwithstanding anything in this Section 7.4(b) to the contrary, the Company Board may not terminate this Agreement pursuant to Section 9.1(e) or effect a Company Board Recommendation Change until the expiration of such four (4) Business Day period and unless and until the Company Board concludes in good faith, after considering the Modified Terms (if any are proposed by Parent) and consultation with outside legal counsel, that the failure to terminate this Agreement pursuant to Section 9.1(e) or to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment or modification to any Superior Proposal, the Company shall promptly (but in any event within twenty-four (24) hours of occurrence) notify Parent of any such amendment or modification and, for each of the first three (3) such amendments or modifications to such Superior Proposal, the Company Board and its representatives shall be required to negotiate in good faith with Parent regarding any Modified Terms proposed by Parent in response to such amendment or modification until the later to occur of two (2) Business Days after the Company Board provides written notice of such amendment or modification to Parent and the end of the original four (4) Business Day period described above. In the event there is a Company Board Recommendation Change made in compliance with this Section 7.4(b) with respect to a Superior Proposal, the Company shall only enter into an Alternative Acquisition Agreement with respect thereto by terminating this Agreement pursuant to Section 9.1(e).

(c) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that the taking of any such position or making of any such disclosure contemplated by this Section 7.4(c) may be a Company Board Recommendation Change, and, if so, shall not affect the Company’s and the Company Board’s duties under this Section 7.4, including with respect to the Change of Recommendation Notice and the requirements for making a Company Board Recommendation Change.

7.5 Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue (or shall cause its Affiliates or representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.5 shall not apply to any release or announcement made or proposed to be made by the Company in compliance with Section 7.4.

7.6 Anti-Takeover Laws. Neither the Company nor the Company Board will take any action that would cause this Agreement, the Offer, the Merger or the other transactions contemplated hereby to be subject to any state anti-takeover or other similar Law. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company and Company Board shall grant such approval and take such action as necessary so that such transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

7.7 Access.

(a) At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall (and shall cause its Subsidiaries to) afford Parent, its Subsidiaries and their respective Financing Sources, financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, Permits, Contracts, books and records and personnel of the Company and its Subsidiaries and furnish all other information concerning the Company, its Subsidiaries and their respective businesses, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that, in the reasonable good faith judgment of the Company, (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, or give a third party the right to terminate or accelerate rights under, any then effective Contract to which the Company or any of its Subsidiaries is a party, or (iii) access to such documents or information would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to obtain the consent of the applicable third party that is required in order to disclose the applicable information and otherwise communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 7.7(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a material risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the Company’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed). The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent, its Subsidiaries or their respective Financing Sources, financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.7(a).

(b) The Company shall prepare monthly and quarterly financial statements relating to the Company and its Subsidiaries during the period from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time and shall deliver copies thereof to Parent within forty-five (45) days following the end of each month. All financial statements delivered pursuant to this Section 7.7(b) shall be in all material respects in accordance with the books and records of the Company and its Subsidiaries and shall be in a form consistent with such financial statements prepared by the

Company prior to the date of this Agreement. During the period from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall file with the SEC each of its Quarterly Reports on Form 10-Q within forty-five (45) days after the end of the applicable fiscal quarter of the Company; provided that the Company will file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 by no later than July 31, 2015.

7.8 Section 16(b) Exemption. The Company shall take all actions as may be reasonably required to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.9 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements (A) listed in Section 7.9(a) of the Company Disclosure Letter between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and (B) between the Company or any of its Subsidiaries and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time to the extent permitted pursuant to the terms of this Agreement (provided that any such indemnification agreement entered into with any person who becomes a director or officer of the Company or any of its Subsidiaries following the date of this Agreement in accordance with the terms of this Agreement shall be in substantially the same form as the indemnification agreements listed in Section 7.9(a) of the Company Disclosure Letter) (the “Indemnified Persons”), and (ii) the indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries as of the Acceptance Time to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person except as required by applicable Law or as provided below.

(b) Without limiting the generality of the provisions of Section 7.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as such that occurred prior to or at the Effective Time (including in connection with any of the transactions contemplated by this Agreement); provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting in good faith a claim for indemnification under this Section 7.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Acceptance Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) subject to the receipt of the undertaking referred to in the preceding sentence, the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent; provided that such consent is not unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary set forth in this Section 7.9(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) (A) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry (B) shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) or (C) shall have any obligation hereunder to any Indemnified Person if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such indemnification is prohibited by applicable Law, in which case the Indemnified Person shall promptly refund to Parent or the Surviving Corporation the amount of all such expenses theretofore advanced pursuant hereto.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s currently in force directors’ and officers’ liability insurance (“Current Company D&O Insurance”), on terms with respect to the coverage and amounts that are no less favorable than those of the Current Company D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.9(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the annual amount paid by the Company for coverage during its current coverage period, which amount is set forth in Section 7.9(b) of the Company Disclosure Letter (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six (6) year “tail” prepaid policy on the Current Company D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.9(b) for so long as such “tail” policy shall be maintained in full force and effect.

(d) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 7.9.

7.10 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time (or, if earlier, the date of termination of the applicable Continuing Employee), the Surviving

Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) a base salary or wage rate, as applicable, and annual cash bonus opportunity, in each case, that is not less favorable than the base salary or wage rate (as applicable) and annual bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding benefits provided pursuant to any defined benefit pension plans) that in the case of this clause (ii) are either, in Parent’s sole discretion, (A) taken as a whole, at least as favorable in the aggregate to the other compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time or (B) taken as a whole, substantially similar to the other compensation and benefits provided to similarly situated employees of Parent and its Affiliates (other than the Company or the Surviving Corporation).

(b) To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans”) or any employee benefit plan or other compensation or severance arrangement of Parent is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) credit such Continuing Employee for all service with the Company and its Subsidiaries prior to the Effective Time solely for purposes of eligibility to participate, vesting and entitlement to vacation/paid time off benefits where length of service is relevant, in any case, to the same extent as such Continuing Employee was entitled prior to the Effective Time under any similar Plan; provided, however, that such service need not be credited (i) to the extent that it would result in duplication of coverage or benefits, (ii) under a newly established plan for which prior service is not taken into account or with respect to any equity based compensation or (iii) if it results in benefit accruals under a defined benefit plan. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation to): (A) ensure that each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time; (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee from and after the Effective Time, (1) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such waiting periods, pre-existing condition exclusions, evidence of insurability requirements or actively-at-work requirements were waived or satisfied under the comparable Plan, and (2) recognize, or cause to be recognized, any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and

(C) ensure that the accounts of such Continuing Employees under any New Plan that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Company Plan solely to the extent the Continuing Employee commenced participation in the New Plan in the same plan year as the unused balance was credited to the corresponding Plan.

(c) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any Person for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate the employment of, any Continuing Employee for any reason, (ii) require Parent or the Surviving Corporation to continue any Plan, Company Plan or New Plan or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) be treated as an amendment or other modification of any Plan, Company Plan or New Plan. The provisions of this Section 7.10 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or other Person shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 7.10 shall create such rights in any such persons.

(d) Unless otherwise requested by Parent at least ten (10) days prior to the Closing, the Company shall terminate any and all Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Company 401(k) Plans”), such termination effective not later than the day immediately preceding the Closing. In the event of such termination, the Company shall provide Parent with evidence that such Company 401(k) Plans have been terminated pursuant to resolution (the form and substance of which shall be subject to prior review and approval by Parent) of the Company Board. In the event of such termination, Parent shall cause each Continuing Employee who is a participant in a Company 401(k) Plan to be allowed to participate, effective as of the Closing, in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored and maintained by Parent or an Affiliate of Parent (the “Parent 401(k) Plan”) and such Continuing Employee shall be credited with eligibility service and vesting service for all periods of service with the Company or any other entity to the extent so credited with such service under the applicable Company 401(k) Plan. In addition, Parent shall, or shall cause an Affiliate to, take all actions necessary so that the Parent 401(k) Plan will accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the Company 401(k) Plan.

7.11 Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Acquisition Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

7.12 Notification of Certain Matters.

(a) At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in paragraphs (C)(2) and (C)(3) of Annex A to fail to be satisfied at the then scheduled expiration of the Offer; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder or update any section of the Company Disclosure Letter; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.12(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Acquisition Sub to consummate the Merger and the transactions contemplated by this Agreement (including the Offer); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.12(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of the Company and Parent shall give prompt notice to the other of (i) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, and (ii) any written notice or other communication from any Governmental Authority in connection with the Offer, the

Merger or the other transactions contemplated by this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of any party set forth in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder or update any section of the Company Disclosure Letter; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.12(c).

7.13 Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate with the Company in the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation. Notwithstanding anything to the contrary contained herein, the Company shall not settle such Legal Proceedings relating to this Agreement or the transactions contemplated hereby without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned).

7.14 Compensation Arrangements. Prior to the Effective Time, the Company (acting through the Compensation Committee of the Company Board or its independent directors, to the extent required under applicable Law) will take all steps that may be necessary or advisable to cause each Plan, in all such cases in which any such Plan is amended, modified or supplemented or pursuant to which consideration is or shall be paid to such officers, directors or employees, to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act. The Company shall deliver to Parent copies of all resolutions and consents prepared in connection with the actions required under this Section 7.14, and shall provide Parent with a reasonable opportunity to review and comment on any drafts of such materials and give reasonable and good faith consideration to any comments proposed by Parent.

7.15 Certain Tax Matters. Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement pursuant to Article IX, (a) the Company and each of its Subsidiaries shall promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material Tax and (b) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of Tax Returns.

7.16 NASDAQ De-Listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and shall take, or cause to be taken, all actions, and do or cause to be done all things reasonably requested by Parent in connection with the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

7.17 Cooperation. Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and cause each of its Subsidiaries and representatives to provide, to Parent and Acquisition Sub such cooperation reasonably requested by Parent in connection with any Financing, including the syndication of any bank financing and any public or private offering of debt and/or equity securities of Parent (including marketing efforts in connection therewith); provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Such cooperation shall include using reasonable best efforts to: (a) furnish Parent and Acquisition Sub with all historical financial statements and business and other financial data and information of the Company and its Subsidiaries as may be reasonably requested by Parent in connection with any Financing, including all financial information required by the Financing Sources and all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries required by Regulation S-X and Regulation S-K under the Securities Act for an offering of securities of Parent on a registration statement filed with the SEC, in each case, of the type that would permit the Company’s independent auditors to deliver customary “comfort” (including customary “negative assurance” comfort) from independent auditors in connection with such offering which such auditors are prepared to provide upon completion of customary procedures (collectively, the “Required Information”); (b) participate, upon reasonable notice, in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with any Financing; (c) assist with the preparation of customary materials for rating agency presentations, marketing materials, confidential information memoranda, lender presentations, offering documents and other documents necessary for any Financing; (d) cause its independent auditors to deliver accountants’ comfort letters (including customary negative assurances); (e) cause its independent auditors to deliver customary accountants’ consents to the use of their reports in any material relating to any Financing as reasonably requested by Parent; (f) reasonably cooperate with the due diligence of the arrangers or underwriters of any Financing; (g) execute and deliver customary definitive financing documents to the extent reasonably requested by Parent, including certificates, and other documents, to the extent reasonably requested by Parent; provided that the effectiveness of any definitive documentation executed by the Company or any Company Subsidiary shall be subject to the consummation of the Merger; and (h) deliver at least five (5) days prior to the Closing Date all customary documentation and other information reasonably requested by the Financing Sources at least five (5) days prior to such date that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act. The Company hereby consents to the use of its and the its Subsidiaries’ logos in connection with any Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. The Company will use reasonable best efforts to provide Parent with updates to the Required Information so that marketing materials used in any Financing do not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading as a result of a misstatement or omission with respect to the Required Information, other than, in each case, with respect to information supplied by or on behalf of

Parent or Acquisition Sub. Notwithstanding any other provision set forth herein, in the Confidentiality Agreement or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share information regarding the Company and its Subsidiaries, including customary projections with respect to the Company and its business, with the Financing Sources, and that Parent, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with any Financing, provided that the recipients of such information agree to customary confidentiality arrangements. The Company shall have the right to review and comment on the portions of such marketing materials relating to the Company prior to the dissemination of such materials to any counterparties to any proposed financing transaction (or filing with any Governmental Authority); provided that the Company shall communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries and their respective representatives in connection with any Financing, including the cooperation of the Company and its Subsidiaries and representatives contemplated by this Section 7.17. Parent and Acquisition Sub acknowledge and agree that obtaining any financing is not a condition to the Offer or to the Closing.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Purchase of Company Shares. Acquisition Sub shall have irrevocably accepted for payment all of the Company Shares validly tendered and not withdrawn pursuant to the Offer.

(b) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of restricting, prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of restricting, prohibiting or otherwise preventing the consummation of the Merger (collectively, a “Restraint”).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Acquisition Sub):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, (i) if the Acceptance Time shall not have occurred on or before July 14, 2016 (the “Termination Date”), or (ii) if there exists any Restraint having the effect set forth in Section 8.1(b), or which would enjoin, restrain, prevent or prohibit the commencement or closing of the Offer, or that would make the commencement or closing of the Offer illegal (which in each case, has become final and non-appealable); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in (x) any of the conditions to the Offer set forth in Annex A having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement, or (y) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of this Agreement; or

(c) by the Company, in the event that (i) the Company is not then in material breach of this Agreement, (ii) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date, and (iii) such breach, violation or inaccuracy described in clause (ii) is not capable of being cured by the Termination Date or if curable through use of reasonable best efforts, is not cured by the twentieth (20th) Business Day following the Company’s delivery of written notice to Parent of such breach, violation or inaccuracy (or, if less than twenty (20) Business Days prior to the Termination Date, prior to the Termination Date); or

(d) by Parent, in the event that (i) Parent and Acquisition Sub are not then in material breach of this Agreement, (ii) the Company shall have breached or otherwise violated any of its covenants or agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Offer set forth in Annex A are not capable of being satisfied by the Termination Date, or there has been a Company Material

Adverse Effect such that the conditions to the Offer set forth in Annex A are not capable of being satisfied by the Termination Date, and (iii) such breach, violation, inaccuracy or Company Material Adverse Effect described in clause (ii) is not capable of being cured by the Termination Date or if curable through use of reasonable best efforts, is not cured by the twentieth (20th) Business Day following Parent’s delivery of written notice to the Company of such breach, violation, inaccuracy or Company Material Adverse Effect (or, if less than twenty (20) Business Days prior to the Termination Date, prior to the Termination Date); or

(e) by the Company, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the terms set forth in Section 7.4(b); provided that substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not involve a material breach of this Agreement and prior to or concurrent with such termination, the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 9.4(b)(ii);

(f) by Parent, in the event that (i) the Company Board or any committee thereof shall have effected or resolved to effect a Company Board Recommendation Change (provided that Parent’s right to terminate this Agreement pursuant to this subclause (i) shall expire at 5:00 p.m. (New York City time) on the fifteenth (15th) day following the date on which the event first permitting such termination occurred), (ii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9, (iii) the Company Board fails to publicly recommend against any Acquisition Proposal within ten (10) Business Days of the request of Parent to do so or fails to reaffirm (publicly, if so requested) the Company Board Recommendation within ten (10) Business Days of Parent’s request to do so, (iv) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14D-9 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer, or (v) the Company shall have materially breached its obligations under Section 6.2 or Section 7.4, which material breach either results in an Acquisition Proposal or materially hinders, materially delays or prevents the consummation of the transactions contemplated by this Agreement; or

(g) by the Company or Parent, at any time on or after the earlier to occur of (i) sixty (60) days following substantial compliance with a request for additional information or documentary material under 16 CFR 803.20 from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any filing under Section 7.2(b) has been made, and (ii) March 14, 2016, in the event that the Regulatory Condition has not been satisfied on or prior to the date of such termination (provided that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to either party if a representative of a Governmental Authority of competent jurisdiction with the authority to make a recommendation has indicated that he or she has recommended that the

Regulatory Condition will be satisfied within forty-five (45) days of the proposed date of termination).

9.2 Termination Before or After Acceptance Time and Prior to Effective Time. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company in the event of a Restraint (which has become final and non-appealable).

9.3 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 or Section 9.2 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable, specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.5, this Section 9.3, Section 9.4 and Article X, and the definitions of all defined terms appearing in such Sections, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages resulting from any fraud or willful or intentional breach of this Agreement that occurs prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4 Fees and Expenses.

(a) General. Except as set forth in this Section 9.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

(b) Company Termination Fee.

(i) In the event that (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 9.1(b) (provided, that (x) the Minimum Condition has not been satisfied at the time of such termination pursuant to Section 9.1(b), (y) the condition to the Offer set forth in clause (A) of Annex A is satisfied at the time of such termination pursuant to Section 9.1(b), and (z) the condition to the Offer set forth in clause (C)(1) of Annex A is satisfied at the time of such termination pursuant to Section 9.1(b)), or (2) by Parent pursuant to Section 9.1(d), (B) following the execution and delivery of this Agreement and prior to such termination of this

Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been publicly withdrawn prior to termination of this Agreement (any such Acquisition Proposal, a “Disclosed Transaction”), and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to any Competing Acquisition Transaction that is later consummated or any Competing Acquisition Transaction is consummated, the Company shall pay to Parent $230,000,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, upon the consummation of such Competing Acquisition Transaction. For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that (i) all references therein to (x) “more than twenty percent (20%)” shall be deemed to be references to “more than fifty percent (50%)” and (y) “less than eighty percent (80%)” shall be deemed to be references to “less than fifty percent (50%),” and (ii) a Competing Acquisition Transaction shall not include a transaction of the type described in clause (iv) of the definition of Acquisition Transaction unless such transaction (1) is a Competing Acquisition Transaction without regard to clause (iv) of the definition of Acquisition Transaction, (2) is a Disclosed Transaction, or (3) together with other transactions entered into by the Company during such twelve (12) month period, results in the grant of exclusive (or exclusive except as to the Company and/or its Subsidiaries) commercialization rights for the Company Product listed as item 1 under the heading “Company Product” on Section 1.1(a) of the Company Disclosure Letter for substantially all major markets.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(e), the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(f), the Company shall pay to Parent the Company Termination Fee, as promptly as practicable (and in any event within two (2) Business Days following such termination), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv) The payment by the Company of the Company Termination Fee pursuant to this Section 9.4(b) shall be the sole and exclusive remedy of Parent and Acquisition Sub in the event of termination of this Agreement under circumstances requiring the payment of the Company Termination Fee pursuant to this Section 9.4(b), other than with respect to claims for, arising out of or in connection with fraud or in the case of a willful material breach or intentional material breach of this Agreement.

(c) Parent Termination Fee.

(i) Subject to the terms of this Section 9.4(c), in the event that (i) this Agreement is terminated (1) by Parent or the Company pursuant to Section 9.1(b), or (2) by the Company or Parent pursuant to Section 9.1(g), (ii) at the time of such termination of this Agreement, the Regulatory Condition has not been satisfied, and (iii) the failure of the Regulatory Condition to be satisfied did not result from any breach by the Company of any covenant or obligation set forth in this Agreement, Parent shall (A) pay to the Company $400,000,000 (the “Parent Termination Fee”), as promptly as practicable (and in any event within two (2) Business Days following such termination), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, and (B) enter into a loan agreement with the Company consistent with the terms set forth on Section 9.4(c)(i) of the Company Disclosure Letter, pursuant to which Parent commits to loan the Company up to an aggregate principal amount of $350,000,000 (the “Parent Loan”) upon written notice from the Company (and Parent and the Company shall use reasonable best efforts to enter into such loan agreement within twenty (20) Business Days following such notice).

(ii) The payment by Parent of the Parent Termination Fee and the extension by Parent of the Parent Loan to the Company pursuant to this Section 9.4(c) shall be the sole and exclusive remedy of the Company in the event of termination of this Agreement under circumstances requiring the payment of the Parent Termination Fee pursuant to this Section 9.4(c), other than with respect to claims for, arising out of or in connection with fraud or in the case of a willful material breach or intentional material breach of this Agreement.

(d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall (i) the Company be required to pay the Company Termination Fee on more than one (1) occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events, and (ii) Parent be required to pay the Parent Termination Fee or extend the Parent Loan to the Company on more than one (1) occasion.

(e) Consequence of Non-Payment. The Company and Parent acknowledge that the agreements contained in Section 9.4(b) and Section 9.4(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to promptly pay or loan any amount due pursuant to Section 9.4(b) or Section 9.4(c) (including the return of the Parent Termination Fee to Parent), as applicable, and, in order to obtain such payment or loan, Parent commences a suit that results in a judgment against the Company for the Company Termination Fee or the return of the Parent Termination Fee or the Company commences a suit that results in a judgment against Parent for the Parent Termination Fee or the extension by Parent of the Parent Loan to the Company, as the case may be, the Company or Parent, as applicable, shall pay the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest at a rate per annum equal to the prime lending rate prevailing during the period as published in The Wall Street Journal.

(f) Transfer Taxes. Except as expressly provided in Section 3.8(d), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the transaction contemplated by this Agreement shall be paid by Parent and Acquisition Sub when due.

9.5 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that (a) no amendment shall be made to this Agreement that requires the approval of Company Stockholders under Delaware Law or the rules of NASDAQ, without such approval, (b) this Section 9.5, Section 10.6, Section 10.9, Section 10.10, Section 10.11 and Section 10.14 (and any related definitions insofar as they affect such Sections) may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources, in each case, without the prior written consent of the Financing Sources.

9.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile

(with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Acquisition Sub, to:

c/o Celgene Corporation
86 Morris Avenue Summit, New Jersey 07901
	Attention:	General Counsel
	Facsimile No.:	(908) 673-2771

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036-8299
	Attention:	Robert A. Cantone
Daniel I. Ganitsky
Ori Solomon
	Facsimile No.:	(212) 969-2900

(b)	if to the Company, to:

Receptos, Inc.
3033 Science Park Road, Suite 300
San Diego, California 92121
	Attention:	General Counsel
	Facsimile No.:	(858) 587-2659

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
	Attention:	Charles K. Ruck
R. Scott Shean
	Facsimile No.:	(212) 751-4864

10.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Acquisition Sub may assign, in its sole discretion, any or all of its rights, interests, or obligations hereunder to any direct wholly owned Subsidiary of Parent without the prior written approval of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

10.4 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of August 28, 2013 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

10.5 Entire Agreement. This Agreement (and the schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Support Agreement and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. NOTHING IN THIS SECTION 10.5 SHALL IMPACT ANY RIGHTS OF ANY PARTY TO THIS AGREEMENT IN RESPECT OF FRAUD.

10.6 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person (other than the parties hereto and their respective successors and permitted assigns) any rights, benefits, obligations, liabilities or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.9, (b) from and after the Acceptance Time, the rights of holders of shares of the Company Common to receive the consideration pursuant to the Offer, as set forth in Article II, and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company

Securities to receive the consideration pursuant to the Merger, as set forth in Article III. Notwithstanding anything herein to the contrary, the Financing Sources shall be express third party beneficiaries of this Section 10.6 and Section 9.5, Section 10.9, Section 10.10, Section 10.11 and Section 10.14, and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

10.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith in an effort to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Remedies.

(a) Except as otherwise provided herein (including in Section 9.4(b)(iv)), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Subsidiaries and the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) and each of the other parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement, the Merger, the Offer or any of the other transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any representations made in this Agreement and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective affiliates have the right to terminate its obligations under this Agreement, or to decline to consummate the transactions pursuant to this Agreement and (iii) the determination of whether the Offer, the Merger and the other transactions contemplated by this Agreement have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (on behalf of itself, its Subsidiaries and the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Merger, the Offer or any of the other transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY FINANCING OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THE ACTIONS OF ANY FINANCING SOURCE IN CONNECTION WITH ANY FINANCING (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE).

10.12 Disclosure Letter References. The Company Disclosure Letter shall be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

10.14 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Subsidiaries and the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Financing Sources, and the Financing Sources shall be subject to no liability or claims by the Company (or such other Persons) in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

CELGENE CORPORATION

By:	/s/ Robert J. Hugin

Name:	Robert J. Hugin

Title:	Chairman and CEO

STRIX CORPORATION

By:	/s/ Robert J. Hugin

Name:	Robert J. Hugin

Title:	CEO

RECEPTOS, INC.

By:	/s/ Faheem Hasnain

Name:	Faheem Hasnain

Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of July 14, 2015 (the “Agreement”) by and among Celgene Corporation, a Delaware corporation (“Parent”), Strix Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and Receptos, Inc. a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Acquisition Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Acquisition Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Agreement, in the event that, as of immediately prior to the Expiration Time (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall not have expired or been terminated; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist:

(1) any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Company Shares by Parent or Acquisition Sub or the Merger illegal or which has the effect of restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Acquisition Sub or the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Company Shares by Parent or Acquisition Sub or the Merger illegal or which has the effect of restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Acquisition Sub or the Merger;

(2) (i) the representations and warranties set forth in Section 4.2(a) (Capitalization) (other than the representations and warranties contained in Section 4.2(a)), and Section 4.3 (Corporate Power; Enforceability) shall not be true and correct in all material respects at and as of the date of the Agreement and at and as of the Expiration Time, as though made at and as of the Expiration Time, (ii) the representations and warranties set forth in Section 4.2(a) (Capitalization) shall not be true and correct in all respects (other than in the case of exceptions relating to the outstanding shares of Company Common Stock as of the Capitalization Date which would not result in cost, expense or liability to the Company, Parent and their Affiliates exceeding $75,000,000 in the aggregate), at and as of the date of the Agreement and at and as of the Expiration Time, as though made at and as of the Expiration Time, and (iii) each of the other representations and warranties of the Company in the Agreement shall not be true and

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correct in all respects at and as of the date of the Agreement and at and as of the Expiration Time, as though made at and as of the Expiration Time, except (x) in each case, representations and warranties that are expressly made as of an earlier date shall be true and correct only at and as of such date, and (y) in the case of subclause (iii), where the failure of such representations or warranties to be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect;

(3) the Company shall have failed to perform in all material respects any obligations, agreements or covenants to be performed, or complied with, by it under the Agreement at or prior to the Expiration Time;

(4) a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing;

(5) the Agreement shall have been terminated in accordance with its terms; or

(6) the Company shall not have delivered to Parent a certificate, signed by an executive officer of the Company, certifying that the conditions set forth in clauses (C)(2), (C)(3) and (C)(4) of this Annex A have been duly satisfied.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub, may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to such condition and may be waived by Parent or Acquisition Sub in whole or in part at any time and from time to time in the sole and absolute discretion of Parent or Acquisition Sub, subject in each case to the terms of the Agreement. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

* * * * * *

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EXHIBIT A

TENDER AND SUPPORT AGREEMENT

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION